Contact:	News Release
Laura Gaffin, FHLB Cincinnati	FOR IMMEDIATE RELEASE
513.852.7086 (office) or 513.265.5431 (cell)	February 23, 2021

FHLB CINCINNATI ANNOUNCES 2020 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (the FHLB) today released unaudited financial results for the year ended December 31, 2020.
Operating Results
▪Net income for 2020 was $276 million and return on average equity (ROE) was 5.78 percent. This compares to net income of $276 million and ROE of 5.65 percent for 2019. For the fourth quarter of 2020, net income was $40 million and ROE was 3.93 percent, compared to net income of $76 million and ROE of 6.64 percent for the same period of 2019.
▪The historically low interest rate environment in 2020 impacted results for both the fourth quarter and the full year. Low long-term interest rates resulted in a higher volume of mortgage refinance activity, which led to elevated levels of mortgage loan repayments and related premium amortization. Additionally, short-term interest rates declined sharply in early 2020 and continued at low levels for the remainder of the year, which lowered the earnings generated from investing the FHLB’s capital. The sharp decline in year-end Advance balances lowered earnings to a lesser extent given average Advances decreased only 10 percent compared to 2019, as the FHLB was a first responder in meeting its members' funding needs at the onset of the COVID-19 pandemic. Most of these Advances matured or prepaid by the end of 2020. Despite these declines, net income benefited from gains on the sale of interest rate swaptions during the first quarter of 2020 as well as higher prepayment fees on Advances in 2020.
Balance Sheet Highlights
▪Total assets at December 31, 2020 were $65.3 billion, a decrease of $28.2 billion (30 percent) from year-end 2019. The decrease in total assets was primarily driven by lower Advance balances. Advance principal balances decreased $22.3 billion (47 percent) from year-end 2019 primarily due to reduced borrowings by large-asset members as these members generally experienced an inflow of deposits on their balance sheets and increased access to other sources of liquidity in the financial markets.
▪Mission Asset Activity – comprising major activities with members including Advances, Letters of Credit (off-balance sheet), and the Mortgage Purchase Program – was $63.3 billion at December 31, 2020, a decrease of $12.1 billion (16 percent) from year-end 2019. The decrease in Mission Asset Activity was primarily driven by lower Advance balances as noted above, which was partially offset by a $12.6 billion increase in Letters of Credit balances. The increase in Letters of Credit was due in part to members using them to secure elevated levels of public unit deposits during the pandemic.
▪Total investments at December 31, 2020 were $27.0 billion, a decrease of $7.3 billion from year-end 2019. Total investments included $9.7 billion of mortgage-backed securities, which decreased $3.7 billion from year-end 2019 due to an increase in prepayments of the underlying mortgages as a result of the low interest rate environment. Total investments also included $17.3 billion of liquidity investments. The FHLB continued to maintain a robust amount of liquidity in order to meet the borrowing needs of members and to meet all current and anticipated financial commitments.
▪The FHLB exceeded all minimum regulatory capital and liquidity requirements. On December 31, 2020, GAAP capital was $3.9 billion, a decrease of 12 percent from year-end 2019, which was primarily driven by repurchases of excess capital stock. The GAAP and regulatory capital-to-assets ratios were 6.02 percent and 6.07 percent, respectively, at December 31, 2020. Retained earnings were $1.3 billion at December 31, 2020, an increase of $0.2 billion (19 percent) from year-end 2019, which is a higher growth rate relative to recent years. The increase was due in part to the reduction in the dividend rate.
Dividend
▪The FHLB paid its stockholders a cash dividend on December 17, 2020 at a 2.00 percent annualized rate, which is 1.84 percentage points above fourth quarter average short-term interest rates. The FHLB computes average short-term interest rates as a blend of 3-month LIBOR and the Federal funds effective rate. The FHLB lowered its dividend rates in 2020 due to the uncertainty surrounding the economic effects from the COVID-19 pandemic and its ultimate impact on the FHLB's business and profitability, and to grow retained earnings to bolster the capital position going forward.
Housing and Community Investment
▪The FHLB annually sets aside a portion of its profits for grants supporting affordable housing. These funds assist members in serving very low-, low-, and moderate-income households and community economic development. The FHLB's net income for 2020 resulted in an accrual of $31 million to the Affordable Housing Program (AHP) pool of funds available to members. Since the inception of the AHP in 1990, the FHLB has awarded more than $790 million in subsidies towards the creation of approximately 98,000 units of affordable housing.
▪In addition to the required AHP assessment, the FHLB awarded nearly $2.9 million in 2020 through three voluntary housing programs. These programs provided funds to cover accessibility and emergency repairs for special needs and elderly homeowners, funds for the replacement or repair of homes damaged or destroyed by natural disasters within the Fifth District, and Advances at zero percent interest for COVID-19 related assistance.
Global Pandemic Update
▪The COVID-19 pandemic continues to impact communities and businesses worldwide, including those in the Fifth District. The FHLB remains in a primarily remote work environment, while maintaining full business operations. Additionally, various relief options to homeowners affected by COVID-19 are currently being offered within the Mortgage Purchase Program.
The FHLB expects to file its 2020 Form 10-K with the Securities and Exchange Commission on or about March 18, 2021.
About the FHLB
The FHLB is a AA+ rated wholesale cooperative bank owned by 628 member financial institutions, including commercial banks, thrifts, credit unions, insurance companies and community development financial institutions in Kentucky, Ohio and Tennessee. The FHLB provides members access to products and services (primarily Advances, which are a readily available, low-cost source of funds, purchases of certain mortgage loans from members, and issuance of Letters of Credit to members) and a competitive return through quarterly dividends on their capital investment in the FHLB. The FHLB funds these products and services by raising private-sector capital from member-stockholders and, with the other Federal Home Loan Banks (FHLBanks) in the FHLBank System, issuing high-quality debt in the global capital markets. The FHLB also funds community investment programs that help its members create affordable housing and promote community economic development.

This news release may contain forward-looking statements that are subject to risks and uncertainties that could affect the FHLB’s financial condition and results of operations. These include, but are not limited to: the effects of economic, financial, and market conditions, including the discontinuation of the London InterBank Offered Rate; legislative or regulatory developments concerning the FHLBank System; financial pressures affecting other FHLBanks; the current COVID-19 global pandemic; competitive forces; and other risks detailed from time to time in the FHLB’s annual report on Form 10-K and other filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments could differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLB undertakes no obligation to update any such statements.

Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)
Dollars in millions

SELECTED BALANCE SHEET ITEMS

	December 31, 2020	December 31, 2019	Percent Change (2)
Total assets	$65,296	$93,492	(30)%
Advances (principal)	25,007	47,264	(47)
Mortgage loans held for portfolio (principal)	9,316	10,981	(15)
Total investments	27,041	34,389	(21)
Consolidated Obligations	59,497	87,524	(32)
Mandatorily redeemable capital stock	19	22	(10)
Capital stock	2,641	3,367	(22)
Total retained earnings	1,304	1,094	19
Total capital	3,930	4,445	(12)
Regulatory capital (1)	3,964	4,483	(12)

Capital-to-assets ratio (GAAP)	6.02%	4.75%
Capital-to-assets ratio (Regulatory) (1)	6.07	4.79

OPERATING RESULTS

	Three Months Ended December 31,			For the Years Ended December 31,
	2020	2019	Percent Change (2)	2020	2019	Percent Change (2)
Total interest income	$197	$507	(61)%	$1,247	$2,445	(49)%
Total interest expense	116	408	(72)	841	2,039	(59)
Net interest income	81	99	(17)	406	406	—
Non-interest income (loss)	(15)	6	NM	(7)	(10)	31
Non-interest expense	22	21	5	92	89	4
Affordable Housing Program assessments	4	8	(47)	31	31	—
Net income	$40	$76	(47)	$276	$276	—

Return on average equity	3.93%	6.64%		5.78%	5.65%
Return on average assets	0.23	0.34		0.31	0.28
Annualized dividend rate	2.00	4.00		2.23	5.05
(1)Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.
(2)Amounts used to calculate the change column are based on dollars in thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results. Changes of 100% or greater are shown as “NM” (not meaningful).
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